EXHIBIT 21.1

                       SUBSIDIARIES OF CIROND CORPORATION








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                              LIST OF SUBSIDIARIES

Cirond Networks, Inc. - a Nevada corporation

Cirond Networks (Canada) Inc. - a British Columbia corporation